Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company and
Contract Owners of Jackson National Separate Account I:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company (the Company) dated March 12, 2013 and on the financial statements of each sub-account within Jackson National Separate Account I dated March 6, 2013, as well as to the reference to our firm as "Experts" all incorporated herein by reference in the Post-Effective Amendment to Form N-4 of Jackson National Separate Account I.

As discussed in Note 2 in the consolidated financial statements of Jackson National Life Insurance Company, the Company has changed its method of accounting for costs associated with acquiring or renewing insurance contracts due to the retrospective adoption of Accounting Standards Update (ASU) 2010-26: *Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts*. Our opinion is not modified with respect to this matter.

KPMG LLP

September 11, 2013
Chicago, Illinois